Exhibit 99.1

Oculus Innovative Sciences, Inc.

1129 N. McDowell Blvd.

Petaluma, California 94954

(707) 283-0550

July 27, 2012

To the Shareholders of Oculus Innovative Sciences, Inc.:

In our annual letters to shareholders in 2008 and 2009, we discussed the worst recession in the United States since the Great Depression and the resulting impact on our business. In 2010, we discussed how our Company was turning the corner, focusing on partnering and growth opportunities in an effort to push towards profitability.

2011 has been a year of growth for our Company and I feel good about our future during the rest of 2012 and beyond. Here is a brief look back at the highlights from our fiscal year ending March 31, 2012:

•	Our new U.S. dermatology partner, Quinnova, launched two new Microcyn-based products (Atrapro Antipuritic Hydrogel and Atrapro Dermal Spray) via their 35+ person sales force and sales are showing solid progress.

•	We licensed a patent from the National Institutes of Health related to a device for clearing mucus from endotracheal tubes. Using the patent, we are currently developing a product in combination with a cleaning solution based on our Microcyn Technology for the treatment of ventilator associated pneumonia.

•	Our new U.S. acute care partner, Eloquest Healthcare, launched five new Microcyn-based products into the hospital and outpatient surgery markets via their 30+ person sales force.
•	Our animal health partner, Innovacyn, continued their growth in the equine and small animal markets.
•	Our international team of distributors had a solid year showing positive growth while keeping expenses flat to down. Our international markets continue to generate 50%+ of our revenue and will be an important driver of our future success.

•	We kicked off our new clinical trial for our potential scar management product with Quinnova. If and when the US FDA approves the claims, Quinnova is ready to begin sales immediately following the clinical trial.

•	We recently partnered with U.S.-based AmDerma to develop our first drug indication using our Microcyn Technology, for the treatment of acne. AmDerma will fund and spearhead all aspects of the drug process while we focus on manufacturing and intellectual property.

•	In the last several weeks, we received approval from the Chinese State Food and Drug Administration to market and sell our first hydrogel in the country for acute and chronic wounds.

We believe one of the important future challenges facing our Company is to design and conduct the necessary clinical trials needed to obtain “treatment of infection” label claims. The seven FDA medical device clearances we have received to date do not allow us to market our products for the treatment of infection and separately, to reduce the use of antibiotics. We hope to address this issue with our new planned filings with FDA for the use of Microcyn in the surgical suite.

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In the last two months, our stock price has decreased which has had NASDAQ listing implications. We are working diligently to resolve these NASDAQ issues. We believe our stock price is undervalued not just compared to our peers, but also because the market has not yet valued several of our new partnerships and the robust R&D projects we are currently working on. Our challenge in the future is to better communicate our strategy regarding these new products, and reduce the clinical and regulatory risks in the approval process, in an effort to increase long term shareholder value.

Part of my job is to set the strategy and course for the future, so here is a brief look forward.

We intend to continue to maximize our Microcyn Technology opportunities in two ways: (a) to support our existing partners with new innovative and proprietary products and (b) to develop new products for big, untapped markets. One untapped market that we are continuing to plan for is in the surgical suite. Trauma and acute surgeries both rely heavily upon good old fashioned saline spiked with an antibiotic. We believe our Microcyn Technology can replace many of those old, overused antibiotics, with better patient outcomes and without concern over antibiotic resistance. Stayed tuned on this important market – we’ll be communicating soon about our strategy and plans. We believe we are on the right track and look forward to a great 2013.

This year, our Annual Meeting of Stockholders will be held at 10:00 a.m., Eastern Daylight Time, on Tuesday, September 11, 2012, at Marcum LLP, 750 3rd Avenue, 11th Floor, New York, NY 10017. Bob, Jim and I always enjoy the meeting, and we hope you can join us this year. As Warren Buffet has said, the quality of our shareholders is reflected in the quality of the questions we get. As such, if you are unable to attend and ask questions in person, please shoot us a note at: Secretary, Oculus Innovative Sciences, Inc., 1129 N. McDowell Blvd., Petaluma, California 94954, and we’ll do our best to answer questions as quickly as we are able.

I hope you will join us at the Annual Meeting and thank you for your continued support.

Sincerely,

Hojabr Alimi

Chairman of the Board and Chief Executive Officer

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